VASTAR RESOURCES, INC. COMPREHENSIVE MANAGEMENT MEDICAL PLAN
MODIFICATION

ALL INFORMATION PRESENTED IN THIS MATERIAL MODIFICATION NOTICE IS
EFFECTIVE JANUARY 1, 1995.

Please place this material modification notice in your SPD binder in the Medical Plan section for future reference.

SUBROGATION

If you or your dependent's injury or illness was caused by the negligence or wrongdoing of another person, the plan will seek recovery against the responsible third party and/or insurance company up to the maximum amount of medical benefits received under the plan. This provision will help the plan contain costs by recovering duplicate payments.

The following information replaces the Vastar Resourses, Inc.
Comprehensive Management Medical Plan SPD sections How to Enroll (page
3) and How to Change Coverage (pages 5-6). They have been revised to reflect enrollment capability through PipsPLUS. Please read them carefully.

HOW TO ENROLL

YOU

For your coverage to be effective on your date of hire, you must return a completed enrollment form to Human Resources, or enroll through PipsPLUS, within 31 days of your date of hire. If you enroll within 31 days of becoming eligible, coverage is effective the later of:

  -  your date of hire; or

  - the first day you're actively at work following your date of hire.

If you apply after the initial 31-day deadline, except as specified under "How to Change Coverage" (see page 5), or if you withdraw from the plan and later reapply during open enrollment, you must provide Vastar Resourses, Inc. with proof of your good health. That means you'll need to complete an Evidence of Insurability application. Once the application is approved, coverage begins on the date Aetna Health Plans, the claims administrator, first received it.

If you're disabled and away from work when coverage would otherwise begin, your coverage will begin after you return to work.

Once you're enrolled in the plan, your Human Resources representative will issue you an ID card. Listed on the card are important -- and valuable -- telephone numbers you'll need to call, depending on the medical situation.

YOUR DEPENDENTS

You may obtain coverage for your dependents by electing family coverage when you join the plan. You may be required to provide proof of dependent status.

If you apply for family coverage more than 31 days after your first day of work, you must provide Vastar Resourses, Inc. with proof that your dependents are in good health subject to exceptions described under "How to Change Coverage." Once your Evidence of Insurability application is approved, coverage begins on the date Aetna first received proof of your dependents' good health.

If you're disabled and away from work when coverage would otherwise begin, your dependents' coverage will begin after you return to work.

If your dependent (other than a newborn) is confined to a hospital, medical facility or the home due to illness or injury when coverage would otherwise begin, coverage begins 31 days after the confinement ends.

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If you and your spouse are employees of Vastar Resourses, Inc., both of you may elect family coverage -- in this plan or another Company-sponsored medical plan -- for each other and for your eligible children. In this case all claims will be paid according to the provisions discussed in "Coordination of Benefits" (see page 23).

HOW TO CHANGE COVERAGE

Every year, the Company holds an Open Enrollment period. At that time, you may elect to enroll in, discontinue or otherwise change your health care coverage. If you add medical coverage for yourself, or change from single to family coverage, you have to provide proof of good health, except as noted below. If you have HMO coverage, you may decide to be covered under this plan instead. If you do, you don't have to provide proof of good health as long as you elect the same type of coverage you had under the HMO -- that is, single or family.

BEFORE-TAX CONTRIBUTIONS

If you pay for medical coverage with before-tax contributions, you may add and/or change coverage for yourself and/or your eligible dependents only if one of the following events occurs:

     - you marry (if you have single coverage, you may change to family coverage);

     - you divorce (you must have proof that you and/or your dependents were covered under your spouse's plan and that coverage has been dropped in order to add coverage under this plan);

     - you have a baby or adopt a child (if you have single coverage, you may change to family coverage);

     - you acquire other eligible dependents (e.g., through marriage; if you have single coverage, you may change to family coverage);

     - your dependent becomes ineligible for coverage (you may change only from family coverage to single coverage);

     - your spouse dies (you must have proof that you and/or your dependents were covered under your spouse's plan and that coverage has been dropped in order to add coverage under this plan);

     - one of your children dies (you may change only from family coverage to single coverage);

     - your spouse stops working (you must have proof that you and/or your dependents were covered under your spouse's plan and that coverage has been dropped in order to add coverage under this plan); or

     - your spouse starts working (you may change from family coverage to single coverage).

You may discontinue coverage if it is necessary or appropriate as a result of one of the events listed above.

If you experience any one of these events, you have 31 days in which to change your coverage election without having to provide proof of good health, either through PipsPLUS or by notifying Human Resources. You may be asked to provide proof of the event, and, in certain cases, proof of prior medical coverage.

AFTER-TAX CONTRIBUTIONS

If you pay for medical coverage with after-tax contributions, you may change your coverage election as described under "Before-Tax
Contributions." You may also discontinue coverage at any time for yourself or your dependents.

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V/CMM 1/95

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In addition you may add coverage at any time for areason other than the ones described under "Before-Tax Contributions," but you'll be asked to provide proof of good health.

ADDITIONAL POINTS TO KEEP IN MIND WHEN CHANGING COVERAGE:

     - If you report an event within 31 days of its occurrence your coverage will be adjusted as of the date of the event.

     - If you request to add or change coverage after the initial 31-day deadline, you must provide proof of good health.

     - Your dependents won't be covered if your coverage isn't approved.

     - Proof of good health is always provided at your expense. If your Evidence of Insurability application is approved, coverage begins on the date Aetna first received the application.

     - If you choose single coverage and have a child during the year, that child is covered on his/her birth date, but only if you make the change through PipsPLUS, or notify Human Resources within 31 days after the birth.

     - If you and your spouse are both employed by the Company, elect single coverage and later either or both of you request family coverage, proof of good health will be required unless you're changing your coverage election as described under "Before-Tax Contributions" (see page 5). However, if one of you wishes to drop single coverage and the other wishes to pick up family coverage, you may do so, without proof of good health, at open enrollment or at any other time, if you pay for medical coverage with after-tax contributions.

CHANGING YOUR PLAN ELECTION

If you're enrolled in an HMO and move outside its service area, or for circumstances beyond your control your HMO coverage is terminated, within 31 days of the loss of coverage you may change your medical coverage to an HMO that serves your residence or enroll in this plan.

If you change between a management grade and a non-management grade, you have the option of dropping your HMO coverage and enrolling in this plan within 31 days.

MANAGED SECOND OPINION

This information replaces the section Managed Second Opinion (pages 11-
12).

Unnecessary tests and procedures are expensive for you and the Company. That's why the plan requires that you receive precertification through the Managed Second Opinion Program for selected non-emergency procedures.

This requirement is separate and in addition to the requirement to call Healthline before any hospitalization.

You must call Healthline for approval and provide the information listed on page 10 which is applicable to your case if your doctor recommends one of the following procedures:

     - bunionectomy - surgical removal of bunions;

     - carpal tunnel release - surgery of wrist nerve;

     - cholecystectomy - gall bladder removal;

     - colonoscopy - scope exam of large intestine;

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     - coronary angiography - X-ray visualization of the heart
     arteries and/or chambers by insertion of a catheter through an artery into the heart;

     - coronary angioplasty - procedure used to dilate stenosis in one or more coronary arteries;

     - coronary artery bypass - surgery performed to bypass one or more coronary arteries with a length of vein;

     - dilation and curettage (D&C) - examination of the cervix and removal of tissue from the uterine lining;

     - hemorrhoidectomy - surgical removal of hemorrhoids;

     - hysterectomy - surgical removal of the uterus;

     - inpatient treatment/back pain - any hospital admission for back pain;

     - knee arthroscopy - insertion of scope through a surgical opening in the knee joint for diagnosis and/or treatment;

     - laminectomy - surgical removal of a disc from the spinal column;

     - MRI-Spine - a test which images the spine;

     - pelvic laparoscopy - insertion of scope through a small surgical opening in the abdomen for diagnosis or treatment;

     - septorhinoplasty - nose surgery;

     - tympanostomy/tube insertion - surgical insertion of tubes in the ears; or

     - upper GI endoscopy - scope exam of esophagus, stomach and small intestine.

Healthline will determine if a second exam is required before you have the test or procedure performed. If a second exam is required, Healthline will schedule it for you -- and the plan will pay the full costs of the second exam.

If you call Healthline when your doctor recommends one of the tests or procedures listed above -- and the test or procedure is approved -- the plan will reimburse your covered expenses at 90%.

If you fail to meet this requirement, the plan pays only 50% of the charges and only if Healthline determines afterward that the procedure or surgery was medically necessary. Otherwise, the plan may not pay any of the charges. In addition these charges won't be counted toward satisfaction of your deductible or coinsurance limit.

COINSURANCE LIMIT

This information applies to the section Coinsurance Limit (page 7).

To protect you against financial hardship, the plan places a limit on the annual coinsurance you pay. After you reach that limit, the plan starts paying 100% of costs for the rest of the calendar year. This annual COINSURANCE LIMIT for covered expenses is $1,000 per covered person and $2,000 per family. All other coinsurance limit provisions remain the same.

THE INFORMATION CONTAINED HEREIN DOES NOT REPLACE THE OFFICIAL
DOCUMENTS THAT LEGALLY GOVERN THE PLAN'S OPERATION. IN THE EVENT OF ANY CONFLICT BETWEEN THIS NOTICE AND THE OFFICIAL DOCUMENTS, THE
OFFICIAL DOCUMENTS WILL GOVERN.

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